As filed with the Securities and Exchange Commission on March 18, 2021

Registration No. 333-60791

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-60791

UNDER

THE SECURITIES ACT OF 1933

RED LION HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1032187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Market St. #425 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Cavanaughs Hospitality Corporation 1998 Stock Incentive Plan

Cavanaughs Hospitality Corporation Employee Stock Purchase Plan

Non-Employee Director Compensation Agreement

(Full title of the plan)

Jennifer B. Clark

Secretary

Red Lion Hotels Corporation

c/o Sonesta International Hotels Corporation

Two Newton Place

255 Washington Street

Newton, Massachusetts 02458

(617) 315-9200

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:

Steven M. Haas

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

(804) 788-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-60791) (the “Registration Statement”) filed by Red Lion Hotels Corporation (“Red Lion” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on August 6, 1998 pertaining to the registration of 904,170 shares of common stock, par value $0.01 per share, of Cavanaughs Hospitality Corporation (the predecessor of Red Lion) (“Common Stock”) issuable pursuant to the Cavanaughs Hospitality Corporation 1998 Stock Incentive Plan, Cavanaughs Hospitality Corporation Employee Stock Purchase Plan and certain Non-Employee Director Compensation Agreements. (Note that the share number listed above does not take into account any corporate actions, such as stock splits, taken in the interim, as applicable).

On March 17, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated December 30, 2020, by and among Red Lion, Sonesta International Hotels Corporation (“Sonesta”), and Roar Merger Sub Inc., a wholly owned subsidiary of Sonesta (“Merger Sub”), Merger Sub merged with and into Red Lion (the “Merger”), with Red Lion surviving the Merger as a wholly owned subsidiary of Sonesta. As a result of the Merger, Red Lion has terminated all offerings of Red Lion’s securities pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertakings made by Red Lion in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Red Lion hereby removes from registration all of such securities of Red Lion registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and Red Lion hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on March 18, 2021.

RED LION HOTELS CORPORATION

By:	/s/ Jennifer B. Clark
Name:	Jennifer B. Clark
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.